Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Morten Hagland Hansen

RigNet

+1 (281) 674-0111

media@rig.net

James Browning Elected Co-Chairman

and Kevin Mulloy Elected to RigNet Board

Houston, TX – March 8, 2012 – RigNet, Inc. (NASDAQ: RNET), a leading global provider of managed remote communications solutions to the oil and gas industry, today announced that James Browning has been elected co-chairman of the Company through the upcoming 2012 Annual Stockholders Meeting and also announced that Kevin Mulloy has joined its board of directors, increasing the board membership from nine to ten directors. In addition to his role as co-chairman, Mr. Browning will continue to serve on the Corporate Governance and Nominating Committee and as chairman of the Audit Committee.

Kevin Mulloy is executive vice president, Corporate Development at Presidio, Inc., a multi-billion dollar, private equity owned, advanced IT professional and managed service company, and has been at Presidio since 2007. Mr. Mulloy also served as president, Presidio Managed Networks, and as executive vice president, Operational Strategy for Presidio. Prior to Presidio, Mr. Mulloy was with Intelsat, Ltd., a major satellite services company where he was president of Intelsat Global Service Corporation and senior vice president of Strategy, Business Development. Mr. Mulloy also spent ten years with McKinsey & Company, a management consulting firm, three years with Gould Inc., an aerospace and defense company, and more than five years in the U.S. Navy, serving in its surface nuclear propulsion branch. Mr. Mulloy has a BSME from the U.S. Naval Academy and an MBA from The Wharton School of the University of Pennsylvania. Mr. Mulloy brings extensive operational, satellite, telecommunications and IT infrastructure experience to RigNet’s board.

“Jim has played a key role on our board and we feel fortunate to have him step in as co-chairman at this time,” said Tom Matthews, RigNet’s chairman. He further added, “we also welcome Kevin to RigNet’s board of directors. His industry experience with networks and network integration, and his international satellite services knowledge will serve RigNet well to increase shareholder value.”

About RigNet

RigNet (NASDAQ: RNET) is a leading global provider of managed communications, networks and collaborative applications dedicated to the oil and gas industry, focusing on offshore and onshore drilling rigs, offshore production facilities and energy maritime vessels. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing and real-time data services to remote sites in over 30 countries on six continents, effectively spanning the drilling and production industry. RigNet is based in Houston, Texas. For more information, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

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